EXHIBIT 99.15 Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES
FOURTH QUARTER NET INCOME OF $64.2 MILLION, DOWN 45%

Fourth Quarter Net Income Per Diluted Share of $0.59, down 45%,

Fourth Quarter Adjusted Gross Premiums Written(1) $505.3 million, up 54%

NEW YORK, January 23, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2002 net income of $64.2 million, or $0.59 per diluted share. This represents a 45% decrease from fourth quarter 2001 net income of $116.7 million, or $1.07 per diluted share. The fourth quarter 2002 results reflect the impact of net realized investment losses totaling $66.0 million on an after-tax basis, or $0.60 per diluted share. These net investment losses include the previously announced write down in the financial services investment portfolio.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the Research Analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by Research Analysts typically exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”). Other Research Analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded (“refundings”). During the fourth quarter 2002, net security gains and losses, including the write down discussed above, had a net income effect of ($72.4) million, ($0.66) on a per diluted share basis. Refundings had a net income effect of $10.2 million, or $0.09 per diluted share for the

Ambac Fourth Quarter 2002 Earnings/2

fourth quarter 2002. Table I, below, provides fourth quarter and full year comparisons for the years 2002 and 2001.

Table I

	Fourth Quarter			Full Year
	2002	2001	% Change	2002	2001	% Change
Net income per diluted share	$0.59	$1.07	-45%	$3.97	$3.97	0%
Effect of net security losses	$0.66	$0.01	n.a.	$0.71	$0.03	n.a.
Sub-total excluding effect of net security losses*	$1.25	$1.08	+16%	$4.68	$4.00	+17%
Effect of refundings	($0.09)	($0.06)	n.a.	($0.27)	($0.20)	n.a.
Total excluding items	$1.16	$1.02	+14%	$4.41	$3.80	+16%

*	Consensus earnings that are reported by earnings estimate services, such as First Call are on this basis, which exclude net security gains and losses.

Commenting on the overall results, Ambac Chairman and CEO Phillip B. Lassiter noted, “We wrapped up the year with an extraordinary quarter of business production. All sectors evidenced vibrant business activity at attractive pricing levels. We enter the new year with significant momentum and an apparent abundance of attractive opportunities.”

Revenues

Total revenues in the fourth quarter of 2002, excluding net securities gains and losses, were $232.7 million, an increase of 18% from $197.6 million in revenues for the fourth quarter of 2001.

Highlights

Adjusted gross premiums written(1) in the fourth quarter of 2002 were $505.3 million, up 54% from the fourth quarter of 2001 of $328.2 million. Strong premium growth was achieved in all of Ambac’s business lines—public, structured and international finance.

In public finance, Ambac continues to benefit from the significant increase in new issuance of municipal bonds. Transactions guaranteed during the quarter included significant writings in the utility, municipal lease and transportation sectors of the market. Structured finance growth resulted from strong activity in the investor-owned utility market. Additionally, there was strong demand for both commercial and consumer asset-backed transactions. In international finance, Ambac saw healthy writings in pooled debt obligations, future flow and other commercial asset-backed financings.

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Ambac Fourth Quarter 2002 Earnings/3

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II
Adjusted Gross Premiums Written

	Fourth Quarter			Full Year
$-millions	2002	2001	% Change	2002	2001	% Change
Public Finance	$217.1	$117.4	+85%	$552.8	$366.9	+51%
Structured Finance	174.6	105.9	+65%	441.2	318.5	+39%
International	113.6	104.9	+8%	305.5	288.9	+6%

Total	$505.3	$328.2	+54%	$1,299.5	$974.3	+33%

•
Net premiums written in the fourth quarter of 2002 of $311.4 million were 94% higher than net premiums written of $160.9 million in the same period of 2001. Gross premiums written for the fourth quarter of 2002 were offset by $42.4 million in ceded premiums. Ceded premiums written in the fourth quarter of 2002 was reduced by $4.1 million in return premiums from the cancellation of reinsurance contracts. In the fourth quarter of 2001, ceded premiums were $23.2 million. Ceded premiums as a percentage of gross premiums written were 12.0% and 12.6% for the fourth quarter of 2002 and 2001, respectively.

•	Net premiums written for the full year 2002 of $790.5 million were 34% higher than net premiums written of $587.8 million in 2001.

•
Net premiums earned and other credit enhancement fees for the fourth quarter of 2002 were $140.4 million, which represented a 30% increase from the $108.3 million earned in the fourth quarter of 2001. Net premiums earned increased for all market segments. Public finance earned premium growth resulted from increased activity in that market over the past several quarters, enhanced by the company’s continued focus on structured and innovative municipal obligations. Earned premium growth for structured finance continues to be driven by strong writings in consumer asset-backed transactions and other structured transactions. The growth was partially offset by the continued high level of pay-downs of the existing mortgage-backed book. International net earned premium and other credit enhancement fees growth also accelerated during the quarter, primarily as a result of strong activity in pooled debt obligations, future flow and other asset-backed transactions guaranteed.

Net premiums earned include accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $17.8 million in the fourth quarter of 2002 (which had a net income per diluted share effect of $0.09), up 56% from $11.4 million ($0.06 per diluted share) in accelerated premiums in the fourth quarter of 2001. The current low interest rate environment has prompted the relatively high level of accelerated earnings. When interest rates rise in the future, accelerated earnings should decline.

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Ambac Fourth Quarter 2002 Earnings/4

Net premiums earned and other credit enhancement fees for the full year 2002 were $500.3 million, representing a 25% increase from the $400.4 million earned in 2001. Accelerated premiums were $52.0 million for the full year 2002 ($0.27 per diluted share), up 35% from $38.6 million ($0.20 per diluted share) in accelerated premiums in 2001.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III
Net Premiums Earned and Other Credit Enhancement Fees

	Fourth Quarter			Full Year
$-millions	2002	2001	% Change	2002	2001	% Change
Public Finance	$42.0	$35.8	+17%	$156.3	$137.2	+14%
Structured Finance	48.1	39.3	+22%	178.4	148.3	+20%
International	32.5	21.8	+49%	113.6	76.3	+49%

Total Normal Premiums/Fees	122.6	96.9	+27%	448.3	361.8	+24%
Accelerated Premiums	17.8	11.4	+56%	52.0	38.6	+35%

Total	$140.4	$108.3	+30%	$500.3	$400.4	+25%

•
Net investment income for the fourth quarter of 2002 was $75.3 million, representing an increase of 6% from $71.0 million in the comparable period of 2001. This increase was due primarily to the growth in the investment portfolio from ongoing operations, partially offset by a lower reinvestment rate stemming from the current interest rate environment. Additionally, this growth was partially offset by the allocation of a larger portion of the portfolio to tax- exempt securities.

•	Net investment income for the full year 2002 was $297.3 million, representing an increase of 11% from $267.8 million in 2001.

•
Financial services revenues, excluding net securities gains and losses, were $13.1 million in the fourth quarter of 2002, down 17% from $15.8 million in revenues for the fourth quarter of 2001. Financial services revenues include revenues from swaps, investment agreements and cash management. Investment agreement revenue decreased 8% on lower interest spreads partially offset by increased volume. Interest spreads in the fourth quarter were adversely impacted by $2.4 million due to accelerated premium amortization caused by prepayments on certain mortgage-backed investments. Swap revenues declined 25% on lower volume. Money management revenues were relatively flat during the quarter.

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Ambac Fourth Quarter 2002 Earnings/5

Net securities losses in the financial services division amounted to $137.1 million in the fourth quarter of 2002, resulting primarily from the previously reported write down of a security in the investment agreement portfolio during the period. The security, backed by healthcare receivables, has been written down to 20% of par value. This write down amounted to approximately $140 million on a pre-tax basis and $91 million on an after-tax basis. In the fourth quarter of 2001 the financial services division reported net securities gains of $0.1 million.

Financial services revenues, excluding net securities gains and losses, were $54.3 million in the full year 2002, up 4% from the $52.2 million of revenues in 2001.

Expenses

Highlights

•
Financial guarantee expenses of $29.9 million for the fourth quarter of 2002 increased by 31% over the $22.8 million of expenses for the same quarter of 2001. This increase was primarily due to additions to the general loss provision commensurate to the level of business written during the period and higher compensation expense.

Financial guarantee expenses of $103.2 million for the full year 2002 increased by 17% over the $88.0 million of expenses in 2001.

•	Financial services expenses for the fourth quarter of 2002 of $6.0 million increased by 15% from $5.2 million in expenses for the fourth quarter of 2001.

Financial services expenses for the full year 2002 of $22.2 million increased by 2% from $21.8 million in expenses in 2001.

Other Items

•
Total net securities gains/(losses) for the fourth quarter of 2002 were ($111.4) million, or ($0.66) per diluted share, consisting of net realized losses on investment securities of ($101.5) million (including the write down of the security in the financial services investment portfolio, noted above) and net mark-to-market losses on credit derivatives of ($8.9) million and derivative hedge contracts of ($1.0) million. For the fourth quarter of 2001 net securities gains/(losses) were ($0.5) million, or ($0.01) per diluted share, consisting of net realized gains on investment securities of $0.1 million and net mark-to-market losses on credit derivatives of ($0.6) million.

Total net securities gains/(losses) for the full year 2002 were ($120.4) million, or ($0.71) per diluted share, consisting of net realized losses on investment securities of ($91.7) million and mark-to-market losses on credit derivatives of ($27.9) million and derivative hedge contracts of ($0.8) million. For the full year 2001, net securities gains/(losses) were ($5.1) million, or

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Ambac Fourth Quarter 2002 Earnings/6

($0.03) per diluted share, consisting of net realized losses on investment securities of ($1.5) million and mark-to-market losses on credit derivatives of ($3.6) million.

•
Interest expense for the fourth quarter of 2002 was $11.5 million, down 5% from $12.1 million for the fourth quarter of 2001. The decrease is attributable to lower bank fees associated with capital facilities.

Balance Sheet

Highlights

•
Total assets as of December 31, 2002 were $15.36 billion, up 24% from total assets of $12.34 billion at December 31, 2001. This increase was due primarily to cash generated from business written during the period and increased volume in the investment agreement business. As of December 31, 2002, stockholders’ equity was $3.63 billion, a 22% increase from year-end 2001 stockholders’ equity of $2.98 billion. The increase stemmed primarily from net income during the period and an increase in the fair market value of the investment portfolio due to a decline in interest rates during the period.

2003 Earnings Guidance

Ambac management’s guidance for 2003 remains its long stated target of 15% average growth in the underlying earnings of the business. This target excludes net securities gains/losses, refundings and the impact of expensing stock options. Net income will be impacted by the level of refundings, the principal determinant being interest rates. Refundings tend to rise and fall conversely with the rise and fall of interest rates. Management cannot forecast market factors such as interest rates and credit spreads with sufficient accuracy to make such forecasts useful. As previously announced, expensing stock options will commence in the first quarter of 2003. Management estimates that stock option expense will lower earnings per diluted share by $0.04 to $0.06 in 2003.

Cash Dividend Declared

At its January 2003 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.10 per share of common stock. The dividend is payable on March 5, 2003 to stockholders of record on February 10, 2003.

Annual Meeting of Stockholders

The Board of Directors also set the 2003 Annual Meeting of Stockholders for Tuesday, May 6, 2003, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, March 11, 2003.

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Ambac Fourth Quarter 2002 Earnings/7

Forward-Looking Statements

This release, in particular the Chairman’s remarks and the section titled “2003 Earnings Guidance”, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)
Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For the Periods Ended December 31, 2002 and 2001
(Dollars in Thousands Except Share Data)

	Three Months Ended December 31		Years Ended December 31
	2002	2001	2002	2001
Revenues:
Financial Guarantee:
Gross premiums written	$353,878	$184,043	$904,032	$683,296
Ceded premiums written	(42,434)	(23,192)	(113,542)	(95,534)

Net premiums written	$311,444	$160,851	$790,490	$587,762

Net premiums earned	$131,854	$102,187	$471,534	$378,734
Other credit enhancement fees	8,604	6,137	28,775	21,661

Net premiums earned and other credit enhancement fees	140,458	108,324	500,309	400,395
Net investment income	75,262	70,995	297,297	267,847
Net realized investment gains (losses)	32,538	(885)	40,918	2,124
Net unrealized losses on credit derivative contracts	(8,916)	(569)	(27,877)	(3,588)
Other income	2,945	1,262	5,531	5,180
Financial Services:
Revenue	13,114	15,768	54,253	52,225
Net realized investment (losses) gains	(136,080)	125	(134,097)	(3,026)
Net unrealized losses on derivative hedge contracts	(1,024)	—	(839)	—
Other:
Revenue	878	1,234	3,537	4,327
Net realized investment gains (losses)	2,053	819	1,482	(564)

Total revenues	121,228	197,073	740,514	724,920

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	9,000	5,500	26,700	20,000
Underwriting and operating expenses	20,917	17,318	76,548	67,989
Financial Services	5,967	5,188	22,182	21,815
Interest	11,468	12,104	43,724	40,442
Other	1,805	1,575	7,170	5,947

Total expenses	49,157	41,685	176,324	156,193

Income before income taxes	72,071	155,388	564,190	568,727
Provision for income taxes	7,881	38,642	131,596	135,821

Net income	$64,190	$116,746	$432,594	$432,906

Net income per share:
Basic	$0.61	$1.11	$4.08	$4.10

Diluted	$0.59	$1.07	$3.97	$3.97

Weighted average number of common shares outstanding:
Basic	105,984,429	105,562,868	105,951,603	105,705,957

Diluted	109,019,868	108,710,853	109,066,046	108,948,133

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2002 and December 31, 2001
(Dollars in Thousands Except Share Data)

	December 31, 2002	December 31, 2001
	(Unaudited)
Assets
Investments
Fixed income securities, at fair value (amortized cost of $11,133,313 in 2002 and $8,355,596 in 2001)	$11,597,623	$8,469,157
Fixed income securities pledged as collateral, at fair value (amortized cost of $537,711 in 2002 and $1,393,193 in 2001)	543,572	1,401,528
Short-term investments, at cost (approximates fair value)	395,761	415,002
Other	2,354	2,163

Total investments	12,539,310	10,287,850
Cash	25,816	76,580
Securities purchased under agreements to resell	260,818	11,200
Receivable for investment agreements	169	4,101
Receivable for securities sold	6,936	8,922
Investment income due and accrued	142,406	157,408
Reinsurance recoverable on paid and unpaid losses	5,773	2,259
Prepaid reinsurance	296,126	267,655
Deferred acquisition costs	174,055	163,477
Loans	843,809	901,194
Derivative product assets	1,010,081	383,959
Other assets	51,170	76,176

Total assets	$15,356,469	$12,340,781

Liabilities and Stockholders’ Equity

Liabilities
Unearned premiums	$2,128,847	$1,780,272
Losses and loss adjustment expense reserve	173,068	152,352
Ceded reinsurance balances payable	16,930	10,146
Obligations under investment and payment agreements	6,183,963	4,089,777
Obligations under investment repurchase agreements	848,358	1,422,151
Securities sold under agreement to repurchase	132,235	425,000
Deferred income taxes	185,641	123,077
Current income taxes	44,807	98,145
Debentures	616,715	619,315
Accrued interest payable	81,252	84,225
Derivative product liabilities	836,146	314,583
Other liabilities	405,174	175,135
Payable for securities purchased	78,154	62,915

Total liabilities	11,731,290	9,357,093

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,062	1,060
Additional paid-in capital	550,289	538,135
Accumulated other comprehensive income	265,427	62,476
Retained earnings	2,820,281	2,403,473
Common stock held in treasury at cost	(11,880)	(21,456)

Total stockholders’ equity	3,625,179	2,983,688

Total liabilities and stockholders’ equity	$15,356,469	$12,340,781

Number of shares outstanding (net of treasury shares)	105,990,591	105,584,049

Book value per share	$34.20	$28.26

Ambac Financial Group, Inc. and Subsidiaries
Supplemental Analytical Data: Components of Adjusted Book Value Per Share(1)
December 31, 2002 and December 31, 2001

	December 31, 2002	December 31, 2001
Book value	$34.20	$28.26
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	10.17	8.31
Present value of future installment premiums	8.23	6.07
Unrealized loss on investment agreement liabilities	(2.76)	(0.61)

Adjusted book value	$49.84	$42.03

(1)
Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company’s intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders’ equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation
Statutory Accounting, Financial and Capital Information(1)
December 31, 2002 and December 31, 2001
(Dollars in Thousands, Except Ratios)

	December 31, 2002	December 31, 2001
Capital and Claim-Paying Resources:
Contingency reserve	$1,508,898	$1,265,652
Capital and surplus	2,227,438	1,996,284

Qualified statutory capital	3,736,336	3,261,936
Unearned premiums	2,209,514	1,860,090
Losses and loss adjustment expenses	52,061	27,835

Policyholders’ reserves	5,997,911	5,149,861
Third party capital support (2)	800,000	800,000
Present value of future installment premiums (3)	1,342,246	986,760

Total claims paying resources	$8,140,157	$6,936,621

Net financial guarantees in force	$557,422,197	$476,189,690
Capital ratio (4)	149:1	146:1
Financial resources ratio (5)	68:1	69:1

(1)
Statutory accounting information for Ambac Assurance Corporation and Connie Lee Insurance Company are combined for purposes of this schedule. Qualified statutory capital for Ambac Assurance, on a stand alone basis, as of December 31, 2002 and December 31, 2001 are $3.703 billion and $3.240 billion, respectively.

(2)
Third party capital support at December 31, 2002 represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed trusts.

(3)	Includes the present value of future credit enhancement fees from structured credit derivatives.
(4)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(5)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries
Capitalization Table—GAAP
December 31, 2002 and December 31, 2001
(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of December 31, 2002 and December 31, 2001, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2002	December 31, 2001
	(unaudited)
Unearned premiums	$2,137	$1,790
Other liabilities	1,977	973

Total liabilities	4,114	2,763

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	920	928
Accumulated other comprehensive income	231	81
Retained earnings	2,849	2,386

Total stockholder’s equity	4,082	3,477

Total liabilities and stockholder’s equity	$8,196	$6,240